Exhibit 99.1

WEX Inc. Reports Second Quarter 2014 Financial Results

Strong revenue and earnings growth driven by continued execution against key strategic initiatives

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--July 30, 2014--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended June 30, 2014.

Second Quarter Financial Results

Total revenue for the second quarter of 2014 increased 13% to $201.6 million from $178.3 million for the second quarter of 2013. Net income to common shareholders on a GAAP basis was $43.3 million, or $1.11 per diluted share, compared with $42.2 million, or $1.08 per diluted share, for the second quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the second quarter of 2014 increased 28% to $54.0 million, or $1.39 per diluted share, from $42.3 million, or $1.08 per diluted share, for the same period a year ago. Adjusted net income now excludes the expense of stock-based compensation and certain acquisition-related expenses. For comparative purposes, adjusted net income for the prior period also reflects these changes. See Exhibit 1 for a full reconciliation of adjusted net income.

“We had a very strong second quarter with revenue and adjusted net income increasing 13% and 28%, respectively, while also making tremendous progress in advancing our strategic priorities. Our efforts to accelerate growth, both organically and through M&A, globalize the business and drive scale are clearly paying off,” said Melissa Smith, WEX’s president and chief executive officer. “In our Fleet Payment Solutions segment, we saw continued momentum with several new customers wins, most notably the first co-branded agreement by WEX Fleet One in our heavy truck program, as well as a new private label agreement with Sunoco. Globally, we remain on track with our acquisition of ExxonMobil’s Esso card program and announced an agreement with Shell to process prepaid fleet transactions in Europe and Asia, and continue to experience growth in our Other Payments Solutions segment through our virtual travel products. Complementing our success in the travel vertical, we also closed our acquisition of Evolution1, which significantly enhances our position in the attractive healthcare vertical. I am very proud of our results during the first half of the year, and the strong team that is focused on driving continued performance as we move through the remainder of 2014.”

Second Quarter 2014 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 7.9 million, an increase of 7% from the second quarter of 2013.
  Total fuel transactions processed increased 6% from the second quarter of 2013 to 98.6 million. Payment processing transactions increased 6% to 78.4 million.
  Average expenditure per payment processing transaction increased 3% from the second quarter of 2013 to $88.46.
  Average U.S. retail fuel price increased 2% to $3.76 per gallon from $3.70 per gallon in the second quarter of 2013.
  Total corporate card purchase volume grew 36% to $4.3 billion, from $3.2 billion for the second quarter of 2013.

Financial Guidance and Assumptions

“We are encouraged with the strong financial and operational results generated during the first half of the year, as they demonstrate continued execution against our strategic growth plan. We expect to maintain this strong momentum in the back half of the year and are revising our internal expectations to reflect the benefits associated with our acquisition of Evolution1 and our strong top- and bottom-line growth. However, this improvement will be moderated by integration costs associated with Evolution1, as well as spending related to Esso transaction and the platform development costs of the recently announced Shell agreement. As such, we are increasing our full-year guidance," said Steve Elder, WEX senior vice president and chief financial officer.

  For the third quarter of 2014, WEX expects revenue in the range of $213 million to $223 million and adjusted net income in the range of $51 million to $53 million, or $1.30 to $1.37 per diluted share.
  For the full year 2014, the Company expects revenue in the range of $813 million to $823 million and adjusted net income to be in the range of $189 million to $195 million, or $4.84 to $4.99 per diluted share.

Third quarter 2014 guidance is based on an assumed average U.S. retail fuel price of $3.62 per gallon, and approximately 39 million shares outstanding. Full-year 2014 guidance is based on an assumed average U.S. retail fuel price of $3.61 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that third quarter 2014 Fleet Payment Solutions segment credit loss will range between 8 and 13 basis points, and that credit loss in the Fleet Payment Solutions segment for full year 2014 will range between 10 to 13 basis points.

Our full-year 2014 guidance includes an income statement impact of $10-$13 million of expenses after tax related to our planned acquisition of ExxonMobil's European commercial fuel card program. Guidance also excludes impacts from a gain of $29 million related to the anticipated sale of Pacific Pride.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2014. Also, while we have begun a limited program of hedging foreign exchange rate risk, the impact potential foreign exchange rate fluctuations may have on results are excluded from our guidance. Stock-based compensation expense and certain acquisition-related expenses have been excluded from the adjusted net income guidance in order to make this measure more comparable to the Company’s peers. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months and years ended June 30, 2014 and 2013.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the second quarter of 2014, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $4.9 million on these instruments.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended June 30, 2014. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three and six months ended June 30, 2014 and 2013 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, July 30, 2014, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 16535751. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.9 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Evolution1, WEX Australia, WEX New Zealand and WEX Europe, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,700 associates. For more information about WEX, please visit www.wexinc.com.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities; and confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets, as well as payments and transaction processing activity; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the Company's failure to consummate a previously announced transaction, including the acquisition of ExxonMobil's European commercial fuel card program; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liabilities, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding notes on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013 and the Company's subsequent periodic and current reports. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition other than the anticipated sale of Pacific Pride or stock repurchases. The forward-looking statements speak only as of the date of this news release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONSOLIDATED STATEMENTS OF
INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Fleet payment solutions	$145,828	$131,040	$281,263	$257,079
Other payment solutions	55,753	47,245	102,386	86,576
Total revenues	201,581	178,285	383,649	343,655
Expenses
Salary and other personnel	43,426	40,647	87,328	80,724
Service fees	27,831	26,608	54,136	50,413
Provision for credit losses	6,803	4,915	15,893	8,671
Technology leasing and support	7,151	6,428	14,178	11,913
Occupancy and equipment	3,761	4,191	8,127	7,996
Depreciation, amortization and impairment	15,176	14,501	30,194	29,108
Operating interest expense	1,599	1,082	2,887	2,229
Cost of hardware and equipment sold	2,255	1,137	3,203	2,211
Other	13,250	11,695	25,837	22,779
Total operating expenses	121,252	111,204	241,783	216,044
Operating income	80,329	67,081	141,866	127,611
Financing interest expense	(7,276)	(7,369)	(14,632)	(14,708)
Net gain (loss) on foreign currency transactions	1,238	(1,028)	2,271	(1,260)
Net realized and unrealized (loss) gain on fuel price derivatives	(7,561)	8,614	(5,716)	859
Income before income taxes	66,730	67,298	123,789	112,502
Income taxes	23,881	25,246	44,860	41,873
Net income	42,849	42,052	78,929	70,629
Less: Net loss attributable to non-controlling interests	(484)	(161)	(946)	(273)
Net earnings attributable to WEX Inc.	$43,333	$42,213	$79,875	$70,902
Net earnings attributable to WEX Inc. per share:
Basic	$1.12	$1.08	$2.05	$1.82
Diluted	$1.11	$1.08	$2.05	$1.81
Weighted average common shares outstanding:
Basic	38,856	38,934	38,911	38,911
Diluted	38,946	39,039	39,031	39,136

WEX INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$319,023	$361,486
Accounts receivable (less reserve for credit losses of $12,537 in 2014 and $10,396 in 2013)	2,205,689	1,712,061
Available-for-sale securities	18,808	15,963
Property, equipment and capitalized software (net of accumulated depreciation of $159,261 in 2014 and $145,400 in 2013)	81,507	72,275
Deferred income taxes, net	72,842	88,965
Goodwill	833,886	819,892
Other intangible assets, net	195,254	206,744
Other assets	159,643	154,892
Total assets	$3,886,652	$3,432,278
Liabilities and Stockholders’ Equity
Accounts payable	$698,977	$512,878
Accrued expenses	100,781	92,335
Income taxes payable	14,333	16,066
Deposits	1,251,377	1,088,930
Revolving line-of-credit facilities and term loan	277,500	285,000
Deferred income taxes, net	12,929	13,528
Notes outstanding	400,000	400,000
Other debt	30,108	7,278
Amounts due under tax receivable agreement	73,036	77,785
Fuel price derivatives, at fair value	9,431	7,358
Other liabilities	9,514	9,094
Total liabilities	2,877,986	2,510,252
Commitments and contingencies
Redeemable non-controlling interest	19,732	18,729
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 42,989 shares issued in 2014 and 42,901 in 2013; 38,864 shares outstanding in 2014 and 38,987 in 2013	430	429
Additional paid-in capital	172,445	168,891
Noncontrolling interest	859	519
Retained earnings	959,394	879,519
Accumulated other comprehensive income	6,137	(15,495)
Less treasury stock at cost; 4,218 shares in 2014 and 4,007 shares in 2013	(150,331)	(130,566)
Total stockholders’ equity	988,934	903,297
Total liabilities and stockholders’ equity	$3,886,652	$3,432,278

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six months ended
	June 30,
	2014	2013
Cash flows from operating activities
Net income	$78,929	$70,629
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Fair value change of fuel price derivatives	2,073	(3,967)
Stock-based compensation	5,540	4,388
Depreciation, amortization and impairment	31,383	30,251
Deferred taxes	14,631	18,703
Provision for credit losses	15,893	8,671
Loss on disposal of property, equipment and capitalized software	338	555
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(499,349)	(301,165)
Other assets	(4,647)	(8,239)
Accounts payable	181,664	205,774
Accrued expenses	7,289	14,047
Income taxes	(2,707)	(4,149)
Other liabilities	350	1,313
Amounts due under tax receivable agreement	(4,749)	(4,411)
Net cash (used for) provided by operating activities	(173,362)	32,400
Cash flows from investing activities
Purchases of property, equipment and capitalized software	(22,604)	(13,017)
Purchases of available-for-sale securities	(2,654)	(1,632)
Maturities of available-for-sale securities	166	583
Net cash used for investing activities	(25,092)	(14,066)
Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	1,232	6,280
Repurchase of share-based awards to satisfy tax withholdings	(3,375)	(10,917)
Proceeds from stock option exercises	158	1,526
Net change in deposits	162,442	97,480
Net change in borrowed federal funds	-	(48,400)
Other debt	22,262	(1,215)
Loan origination fee	-	(12,023)
Borrowings on notes outstanding	-	400,000
Net activity on 2011 revolving line-of-credit	-	(438,500)
Net activity on 2011 term loan	-	(182,500)
Net activity on 2013 term loan	(7,500)	292,500
Purchase of shares of treasury stock	(19,765)	(17,911)
Net cash provided by financing activities	155,454	86,320
Effect of exchange rate changes on cash and cash equivalents	537	(2,757)
Net change in cash and cash equivalents	(42,463)	101,897
Cash and cash equivalents, beginning of period	361,486	197,662
Cash and cash equivalents, end of period	$319,023	$299,559
Supplemental cash flow information
Interest paid	$16,822	$7,291
Income taxes paid	$32,115	$21,256
Significant non-cash transactions
Increase in UNIK estimated earn out	$-	$198

Exhibit 1

Reconciliation of Adjusted Net Income to GAAP Net Earnings
(in thousands)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Adjusted net income attributable to WEX Inc.	$54,049	$42,313	$95,661	$82,153
Unrealized gain (loss) on fuel price derivatives	(4,896)	9,849	(2,073)	3,967
Amortization of acquired intangible assets	(8,330)	(8,134)	(16,617)	(16,513)
Stock-based compensation	(3,117)	(1,982)	(5,540)	(4,388)
Deferred loan costs associated with the extinguishment of debt	-	-	-	(1,004)
Acquisition related expenses	(500)	-	(500)	-
ANI adjustments attributable to non-controlling interests	323	312	508	658
Tax impact	5,804	(145)	8,436	6,029
Net earnings attributable to WEX Inc.	$43,333	$42,213	$79,875	$70,902

Beginning this year, adjusted net income attributable to WEX Inc. excludes the expense of stock-based compensation and certain acquisition related expenses. For comparative purposes, adjusted net income attributable to WEX Inc. for the prior period has been adjusted to reflect the exclusion of stock-based compensation and differs from the figures previously reported due to this adjustment. No acquisition related expenses were incurred during the first half of 2013. We believe these adjustments make this non-GAAP measurement more comparable to our peers.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  The amortization of purchased intangibles, deferred loan costs associated with the extinguishment of debt, acquisition related expenses and adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We consider certain acquisition-related costs, such as investment banking fees, financing fees and warranty and indemnity insurance, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. We believe that excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2
Selected Non-Financial Metrics

	Q2 2014	Q1 2014	Q4 2013	Q3 2013	Q2 2013
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	78,390	73,327	72,962	76,578	73,797
Gallons per payment processing transaction	23.2	23.2	23.2	22.7	22.8
Payment processing gallons of fuel (000s)	1,816,204	1,703,887	1,691,884	1,737,069	1,684,050
Average US fuel price (US$ / gallon)	$3.76	3.64	3.54	3.70	3.70
Average Australian fuel price (US$ / gallon)	$5.44	5.34	5.30	5.30	5.23
Payment processing $ of fuel (000s)	$6,933,978	6,301,668	6,112,394	6,542,052	6,330,221
Net payment processing rate	1.36%	1.36%	1.40%	1.40%	1.40%
Fleet payment processing revenue (000s)	$94,550	85,702	85,402	91,273	88,422
Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$4,339,339	3,670,609	3,287,160	3,953,513	3,181,931
Net interchange rate	0.85%	0.82%	0.96%	0.95%	0.99%
Payment solutions processing revenue (000s)	$36,997	30,272	31,536	37,349	31,467

*Excludes payment processing revenue from rapid! Paycard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
(in thousands)
(unaudited)

Fleet Payment Solutions
(in thousands)	Three months ended June 30,		Increase (decrease)		Six months ended June 20,		Increase (decrease)
	2014	2013	Amount	Percent	2014	2013	Amount	Percent
Revenues
Payment processing revenue	$94,550	$88,422	$6,128	7%	$180,252	$171,616	$8,636	5%
Transaction processing revenue	5,250	4,897	$353	7%	10,140	9,507	$633	7%
Account servicing revenue	20,112	18,615	$1,497	8%	39,467	37,178	$2,289	6%
Finance fees	17,661	13,733	$3,928	29%	34,981	26,981	$8,000	30%
Other	8,255	5,373	$2,882	54%	16,423	11,797	$4,626	39%
Total revenues	145,828	131,040	14,788	11%	281,263	257,079	24,184	9%

Other Payment Solutions
	Three months ended June 30,		Increase (decrease)		Six months ended June 20,		Increase (decrease)
(in thousands)	2014	2013	Amount	Percent	2014	2013	Amount	Percent
Revenues
Payment processing revenue	$40,147	$33,495	$6,652	20%	$72,049	$60,627	$11,422	19%
Transaction processing revenue	1,652	1,215	$437	36%	3,347	2,763	$584	21%
Account servicing revenue	3,596	2,848	$748	26%	6,769	5,291	$1,478	28%
Finance fees	1,352	1,690	$(338)	(20)%	2,794	3,159	$(365)	(12)%
Other	9,006	7,997	$1,009	13%	17,427	14,736	$2,691	18%
Total revenues	55,753	47,245	8,508	18%	102,386	86,576	15,810	18%

CONTACT:
News Media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com